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                                  EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT


The Board of Directors
Hawaiian Airlines, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Hawaiian Airlines, Inc., registering 1,685,380 shares of Common Stock and 1,685,380 Preferred Stock Purchase Rights pursuant to the Hawaiian Airlines, Inc. Pilots' 401(k) Plan, of our reports dated March 11, 1999, relating to the statements of operations, shareholders' equity and comprehensive income, and cash flows of Hawaiian Airlines, Inc. for the year ended December 31, 1998, and relating to the financial statement schedule for the year ended December 31, 1998, which reports appear in the December 31, 2000 annual report on Form 10-K of Hawaiian Airlines, Inc.


                                       /s/ KPMG LLP

Honolulu, Hawaii
May 18, 2001